                                                                  EXHIBIT 10.23

                             EMPLOYMENT AGREEMENT

  Agreement made as of September 30, 1996, between MAPINFO CORPORATION, One Global View, Troy, New York 12180 ("MapInfo"), and Michael D. Marvin (MARVIN) residing at 16 Park Hill, Menands, New York 12204.

  1. Engagement. MapInfo agrees to employ MARVIN, and he agrees to serve as the MapInfo Chairman, and acting President and Chief Executive Officer of the corporation.

  2. Term. The term of this Agreement shall begin on October 1, 1996, and shall continue until terminated in accordance with any of the following. The current Agreement shall remain in effect until October 1, 1996.

    2.1 This Agreement for services shall terminate after a new Company President/CEO has been hired and that person and the Board determined that MARVIN's services in the capacity described hereafter are no longer required. Upon such termination of full time employment:

      2.1.1 While he remains Chairman of the Board, MARVIN may, at his option, continue to occupy his office at MapInfo; and

      2.1.2 Whether or not MARVIN remains with MapInfo, the Company for a period of one year, shall provide MARVIN with full access to, and the assistance of Kathy Dinardo; and

      2.1.3 Kathy Dinardo and MARVIN have the sole responsibility for terminating this relationship before the end of the transition year.

    2.2 This Agreement may be terminated by MapInfo at any time for Cause. For the purposes of this Agreement, Cause shall be any of the following:

      2.2.1 The breach by MARVIN of a material provision of this Agreement, including but not limited to the failure of MARVIN to provide the services called for hereunder, or any breach by MARVIN of confidentiality, or violation of any non-compete agreement; or

      2.2.2 Malfeasance in relation to the company; or

      2.2.3 Upon the conviction of MARVIN for any crime, or because MapInfo reasonably believes MARVIN may have been, or is, involved in criminal or other activities of such a nature as could injure the reputation of MapInfo.

      2.2.4 Material failure to perform his duties which failure is not cured within 30 days after notice.

    2.3 In the event that MARVIN shall be prevented from performing his duties for a continuous period of three (3) months as a result of a personal injury, mental or physical disability, or illness, MapInfo may terminate this Agreement upon twenty (20) day written notice to MARVIN. Salary shall only be continued for ninety (90) days after the date the disability commences, reduced dollar for dollar by the amount of any disability insurance benefits paid to him by reason of company owned disability policies.

  3. Services. MARVIN shall devote his best and full-time efforts to fulfilling his responsibilities to MapInfo. He shall use his individual expertise to the extend possible for effective financial and administrative operation of the company, as well as the growth of the business.

  4. Compensation. As compensation for the services to be rendered MapInfo shall pay and provide the following to MARVIN:

    4.1 A base salary for year one at the rate of Two Hundred and fifty Thousand Dollars ($250,000.00) per year, and

      4.1.2 Bonuses based upon the performance of the Corporation and upon MARVIN achieving his targeted company fiscal year objectives as established by the Board of Directors in conference with MARVIN, and further, upon MARVIN achieving super objectives established by the Board of Directors, subject to the following:

        4.1.2.1 $125,000 in year one, payable quarterly, for achieving targeted company fiscal year objectives, and

      4.1.3 Upon signing, MARVIN shall receive 25,000 shares of MapInfo stock options vesting March 31, 1997. These options shall remain in effect as long as MARVIN is employed by the Company.

    4.4 Participation in all employee benefit programs, such as medical insurance, retirement and disability programs, as set forth in the MapInfo Employee's Manual, and as they may be amended from time to time.

  5. Expenses. In addition to the compensation provided for above, MARVIN shall also be entitled to reimbursement for all reasonable expenses necessarily incurred by him in the performance of his duties, upon presentation of vouchers indicating the amount and business purposes.

  6. Non-competition. MARVIN shall sign the annexed non-compete agreement as a condition of his employment.

  7. Amendment. This Agreement shall be amended only in writing, signed by MARVIN and MapInfo's Secretary of the Board.

  8. Notices. All notices required or permitted to be given under this Agreement shall be hand delivered or sent by registered or certified mail, return requested to the last known address of either party.

  9. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon MapInfo, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of MapInfo's assets and business or into which MapInfo may be consolidated or merged, and MARVIN, his heirs, executors, administrators and legal representatives. MARVIN may assign his right to payment under this Agreement, but not his obligations under this Agreement.

  10. Entire Agreement. This Agreement is the entire Agreement of the parties regarding the subject matter hereof, and supersedes all prior understandings. There are no oral agreements or other writings related to the matters set forth herein.

  11. Governing Law. This Agreement shall be governed by the laws of New York State.

MICHAEL D. MARVIN                         MAPINFO CORPORATION


         /s/ Michael D. Marvin                      /s/ John F. Haller
_____________________________________     By___________________________________
                                                 John F. Haller, Secretary


                9/30/96
Date: _______________________________                     9/30/96
                                          Date: _______________________________